Exhibit 2.1

SHARE EXCHANGE AGREEMENT
This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of December 28, 2006, is by and among BTHC III, Inc., a Delaware corporation (“Parent”), Halter Financial Investments, L.P., a Texas limited partnership (the “Stockholder”), International Stem Cell Corporation, a California corporation (the “Company”), and the Shareholders of the Company by and through the Shareholder Representative (the “Shareholders”).
RECITALS
WHEREAS, the Company has 33,111,502 shares of common stock (the “Company Stock”) outstanding, all of which are held by the Shareholders.
WHEREAS, each of the Shareholders is the record and beneficial owner of the number of shares of Company Stock set forth opposite such Shareholder’s name on Exhibit A attached hereto, and each of the Shareholders has agreed to transfer all of his, her or its shares of Company Stock in exchange for the number of newly issued shares of Common Stock, par value $0.001 per share, of Parent (the “Parent Stock”) listed opposite such Shareholder’s name on Exhibit A attached hereto, which in the aggregate amount to a total of 33,111,502 shares of Parent Stock (the “Shares”).
WHEREAS, the Stockholder is a majority shareholder of the Company and Timothy Halter, a member of Halter Financial Investments, GP, LLC, the general partner of the Stockholder is the sole officer and director of Parent.
WHEREAS, the exchange of Company Stock for Parent Stock is intended to constitute a reorganization within the meaning of Sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization exemptions that may be available under the Code.
WHEREAS, the Boards of Directors of Parent and the Company have approved the transactions contemplated hereby.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE EXCHANGE
SECTION 1.01. Exchange.
(a) Shares. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 1.02), each of the Shareholders shall sell, transfer, convey, assign and deliver to Parent its Company Stock free and clear of all Liens (as defined below) in exchange for the number of authorized but unissued shares of Parent Stock listed on Exhibit A attached hereto, opposite such Shareholder’s name.
(b) Derivative Securities. Subject to the terms and conditions of this Agreement, on the Closing Date, each outstanding derivate security set forth in Section 3.02 of the Company Disclosure Schedule shall upon the same terms and conditions set forth therein, without any further action, represent the right to acquire Parent Common Stock.
SECTION 1.02. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Katten Muchin Rosenman LLP on the date hereof (the “Closing Date”) at 10:00 a.m., it being understood and agreed that the closing shall be deemed to occur simultaneously with the execution of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE SHAREHOLDER REPRESENTATIVE
The Shareholder Representative, on behalf of himself and, based solely upon the representation and warranties of each Shareholder in the subscription agreement whereby each became a shareholder of the Company, each other Shareholder represents and warrants to Parent, as follows:
SECTION 2.01. Good Title. Each Shareholder is the record and beneficial owner, and has good title to its Company Stock, with the right and authority to sell and deliver such Company Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Parent as the new owner of such Company Stock in the share register of the Company, Parent will receive good title to such Company Stock, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, Shareholder agreements and other encumbrances (collectively, “Liens”).
SECTION 2.02. Power and Authority. Each Shareholder that is an entity has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholders to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

SECTION 2.03. Purchase Entirely for Own Account. The Parent Stock proposed to be acquired by each Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Parent Stock, except in compliance with applicable securities laws.
SECTION 2.04. Available Information. Each Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Parent.
SECTION 2.05. Non-Registration. Each Shareholder understands that the Parent Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.
SECTION 2.06. Restricted Securities. Each Shareholder understands that the Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Shareholder pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering. Each Shareholder further acknowledges that if the Parent Stock is issued to such Shareholder in accordance with the provisions of this Agreement, such Parent Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Each Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
SECTION 2.07. Legends. It is understood that the Parent Stock will bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AND EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR OPINION OF COUNSEL SATISFACTORY TO THE ISSUE THAT SUCH REGISTRATION IS NOT REQUIRED.
It is further understood that the Parent Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the written disclosure schedule prepared and delivered to Parent simultaneously with the execution hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as follows:
SECTION 3.01. Organization, Standing and Power. Each of the Company and its subsidiaries (“Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the Certificate of Incorporation and Bylaws of the Company (the “Company Charter Documents”), and the comparable charter documents of each Company Subsidiary, in each case as amended through the date of this Agreement.
SECTION 3.02. Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of common stock which, 33,111,502 shares are issued and outstanding and 15,000,000 shares are reserved for issuance under the Company’s 2006 Stock Option Plan. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as specified in the Company Disclosure Schedule, the Company is the sole record and beneficial owner of all of the issued and outstanding capital stock of each Company Subsidiary. All outstanding shares of the capital stock of the Company and each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 3.02 and in Section 3.02 of the Company Disclosure Schedule, there are not any bonds, debentures, notes or other indebtedness of Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Stock or the common stock of any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above or in the Company Disclosure Schedule, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of any Company Subsidiary. Except as set forth in the Company Disclosure Schedule, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.
SECTION 3.03. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.
SECTION 3.04. No Conflicts; Consents.
(a) Except as set forth in the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter Documents or the comparable charter or organizational documents of any Company Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any material judgment, order or decree (“Judgment”) or material Law (as defined below in this Section 3.04(a)) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement.
(b) Except as set forth in the Company Disclosure Schedule and except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “blue sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity (as defined in this Section 3.04(b)) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions. For purposes of this Agreement, “Governmental Entity” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any other authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.
SECTION 3.05. Taxes.
(a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined in this Section 3.05) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes (as defined in this Section 3.05) shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.
(b) The Company Financial Statements (as defined in Section 3.14) reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c) For purposes of this Agreement:
“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.
SECTION 3.06. Benefit Plans.
(a) Except as set forth in the Company Disclosure Schedule, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). Except as set forth in the Company Disclosure Schedule, as of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.
(b) Since September 30, 2006, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan.
SECTION 3.07. Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Company Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.
SECTION 3.08. Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, the Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.08 does not relate to matters with respect to Taxes, which are the subject of Section 3.05.

SECTION 3.09. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
SECTION 3.10. Contracts. Except as disclosed in the Company Disclosure Schedule, there are no Contracts (as defined in this Section 3.10) that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, “Contract” means any lease, license, contract, subcontract, indenture, note, option, or other agreement, instrument or obligation, oral or written, to which the Company is a party or by which the Company or any of its properties or assets may be bound.
SECTION 3.11. Title to Properties. Except as set forth in the Company Disclosure Schedule, the Company and the Company Subsidiaries do not own any real property. Each of the Company and the Company Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Company Disclosure Schedule and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.
SECTION 3.12. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. The Company Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. There are no claims pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.
SECTION 3.13. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

SECTION 3.14. Financial Statements. The Company has delivered to Parent its audited consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 and unaudited financial statements for the nine-month period ended September 30, 2006 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except, in the case of the financial statements for the fiscal quarter ended September 30, 2006, for the omission of footnotes. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein. The Company does not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2006, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.
SECTION 3.15. Insurance. The Company and the Company Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Company Subsidiaries are engaged and in the geographic areas where they engage in such businesses. The Company has no reason to believe that it will not be able to renew its and the Company Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and the Company Subsidiaries’ respective lines of business.
SECTION 3.16. Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Schedule and the Company Financial Statements, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company are presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
SECTION 3.17. Internal Accounting Controls. The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the officers by others within those entities. The Company’s officers have evaluated the effectiveness of the Company’s controls and procedures. Since December 31, 2005, there have been no significant changes in the Company’s internal controls or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.
SECTION 3.18. No Additional Agreements. The Company does not have any agreement or understanding with any Shareholders with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.
SECTION 3.19. Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 3.20. Disclosure. The Company confirms that neither it nor any person acting on its behalf has provided the Stockholder or any Shareholder or their respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Parent under a current report on Form 8-K filed within one business days after the Closing. The Company understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Shareholders regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
SECTION 3.21. Absence of Certain Changes or Events. Except as disclosed in the Company Financial Statements or in the Company Disclosure Schedule, from September 30, 2006 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:
(a) any change in the assets, liabilities, financial condition or operating results of the Company or any Company Subsidiary, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;
(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;
(c) any waiver or compromise by the Company or any Company Subsidiary of a valuable right or of a material debt owed to it;
(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any Company Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material Contract by which the Company or any Company Subsidiary or any of its respective assets is bound or subject;
(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Company Subsidiary, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or such Company Subsidiary’s ownership or use of such property or assets;
(g) any loans or guarantees made by the Company or any Company Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(h) any alteration of the Company’s method of accounting or the identity of its auditors;
(i) any declaration or payment of dividend or distribution of cash or other property to Shareholders or any purchase, redemption or agreements to purchase or redeem any shares of Company Stock; or
(j) any arrangement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.21.
SECTION 3.22. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of the Company Stock and which has not been publicly announced.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND
THE STOCKHOLDER
Parent and the Stockholder severally represent and warrant as follows to each of the Shareholders, the Shareholder Representative and the Company that, except as set forth in the reports, schedules, forms, statements and other documents filed by Parent with the SEC and publicly available prior to the date of the Agreement (the “Filed Parent SEC Documents”):
SECTION 4.01. Organization, Standing and Power. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Parent, a material adverse effect on the ability of Parent to perform its obligations under this Agreement or on the ability of Parent to consummate the Transactions (a “Parent Material Adverse Effect”). Parent is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to the Company true and complete copies of the Certificate of Incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).
SECTION 4.02. Subsidiaries; Equity Interests. Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
SECTION 4.03. Capital Structure. The authorized capital stock of Parent consists of 40,000,000 shares of Parent Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof (i) 2,209,993 shares of Parent Stock are issued and outstanding, (ii) no shares of preferred stock are outstanding and (iii) no shares of Parent Stock or preferred stock are held by Parent in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which it is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Parent. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Except as set forth in Section 4.25 below, Parent is not a party to any agreement granting any securityholder of Parent the right to cause Parent to register shares of the capital stock or other securities of Parent held by such securityholder under the Securities Act. The stockholder list provided to the Company is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Parent’s Common Stock.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. The execution and delivery by Parent of this Agreement and the consummation by Parent of the Transactions have been duly authorized and approved by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with the terms hereof.
SECTION 4.05. No Conflicts; Consents.
(a) The execution and delivery by Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of (i) the Parent Charter or the Parent Bylaws, (ii) any material Contract to which Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Except for the filing of the Certificate of Compliance with the United States. Bankruptcy Court for the Northern District of Texas, Dallas Division, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of a Form 8-K and (B) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), and (C) filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.
SECTION 4.06. SEC Documents; Undisclosed Liabilities.
(a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since April 4, 2006, pursuant to Sections 13(a), 14 (a) and 15(d) of the Exchange Act (the “Parent SEC Documents”).
(b) As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
(c) Except as set forth in the Filed Parent SEC Documents, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Parent or in the notes thereto. To the best knowledge of the Parent, Parent is not aware of any financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of Parent) due after the date hereof. As of the date hereof, Parent has total liabilities of less than $5,000, all of which liabilities shall be paid off at or prior to the Closing and shall in no event remain liabilities of Parent, the Company or the Shareholders following the Closing.
SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in the Filed Parent SEC Documents, from the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period there has not been:
(a) any change in the assets, liabilities, financial condition or operating results of Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;
(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;
(c) any waiver or compromise by Parent of a valuable right or of a material debt owed to it;
(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e) any material change to a material Contract by which Parent or any of its assets is bound or subject;
(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(g) any resignation or termination of employment of any officer of Parent;
(h) any mortgage, pledge, transfer of a security interest in, or lien, created by Parent, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Parent’s ownership or use of such property or assets;
(i) any loans or guarantees made by Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(j) any declaration, setting aside or payment or other distribution in respect of any of Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Parent;
(k) any alteration of Parent’s method of accounting or the identity of its auditors;
(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or
(m) any arrangement or commitment by Parent to do any of the things described in this Section 4.07.
SECTION 4.08. Taxes.
(a) Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) The most recent financial statements contained in the Filed Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent. Parent is not bound by any agreement with respect to Taxes.
SECTION 4.09. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, “Parent Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Parent and any current or former employee, officer or director of Parent, nor does Parent have any general severance plan or policy.
SECTION 4.10. ERISA Compliance; Excess Parachute Payments. Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.
SECTION 4.11. Litigation. Except as disclosed in the Filed Parent SEC Documents , there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.
SECTION 4.12. Compliance with Applicable Laws. Except as disclosed in the Filed Parent SEC Documents, Parent is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Filed Parent SEC Documents, Parent has not received any written communication during the past two years from a Governmental Entity that alleges that Parent is not in compliance in any material respect with any applicable Law. Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect. This Section 4.12 does not relate to matters with respect to Taxes, which are the subject of Section 4.08.

SECTION 4.13. Contracts. Except as disclosed in the Filed Parent SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Parent taken as a whole. Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
SECTION 4.14. Title to Properties. Parent does not own or lease any real property.
SECTION 4.15. Intellectual Property. Parent does not own, or has a valid license or right to use any Intellectual Property Rights. There are no claims pending or, to the knowledge of Parent, threatened that Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Parent, no person is infringing the rights of Parent with respect to any Intellectual Property Right.
SECTION 4.16. Labor Matters. There are no collective bargaining or other labor union agreements to which Parent is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Parent, is imminent with respect to any of the employees of Parent.
SECTION 4.17. Market Makers. Parent has one market maker for its common shares and such market maker has obtained all permits and made all filings necessary in order for such market maker to continue as market makers of Parent.
SECTION 4.18. Transactions With Affiliates and Employees. Except as set forth in the Filed Parent SEC Documents and for the Financial Advisory Agreement by and between Halter Financial Group, L.P. and the Company, dated October 18, 2006, none of the officers or directors of Parent and, to the knowledge of Parent, none of the employees of Parent is presently a party to any transaction with Parent or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
SECTION 4.19. Internal Accounting Controls. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has established disclosure controls and procedures for Parent and designed such disclosure controls and procedures to ensure that material information relating to Parent is made known to the officers by others within those entities. Parent’s officers have evaluated the effectiveness of Parent’s controls and procedures. Since December 31, 2005, there have been no significant changes in Parent’s internal controls or, to Parent’s knowledge, in other factors that could significantly affect Parent’s internal controls.
SECTION 4.20. No Liabilities. Parent has no unsatisfied judgments liens or tax liens on its assets. Further, Parent has no liability related to the Assignment and Assumption Agreement, dated November 7, 2006, by and between Parent and Bronze Marketing, Inc., a Nevada corporation (the “Assignee”), Sutor Steel Technology Co., Ltd., a British Virgin Islands corporation (“Sutor”), and the stockholders of Sutor (the “Sutor Stockholders”) pursuant to which Parent has agreed to assign to Assignee all the rights, obligations and duties of Parent under that certain Share Exchange Agreement (“Share Exchange Agreement”), dated September 7, 2006, by and among Parent, Sutor and the Sutor Stockholders.
SECTION 4.21. Application of Takeover Protections. Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent Charter, the Parent Bylaws or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.
SECTION 4.22. No Additional Agreements. Parent does not have any agreement or understanding with the Shareholders with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.
SECTION 4.23. Investment Company. Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 4.24. Disclosure. Parent confirms that neither it nor any person acting on its behalf has provided any of its stockholders, any of the Shareholders or their respective agents or counsel with any information that Parent believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Parent under a current report on Form 8-K filed within one business days after the Closing. Parent understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of Parent. All disclosure provided to the Shareholders regarding Parent, its business and the transactions contemplated hereby, furnished by or on behalf of Parent (including Parent’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.25. Certain Registration Matters. Except as specified in the Filed Parent SEC Documents and except for registration rights granted to affiliates of Timothy Halter, Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Parent registered with the SEC or any other governmental authority that have not been satisfied.
SECTION 4.26. Listing and Maintenance Requirements. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Stock on the trading market on which the Parent Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Stock is currently listed or quoted, and no approval of the Shareholders of Parent is required for Parent to issue and deliver to the Shareholders the Shares contemplated by this Agreement.
SECTION 4.27. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Parent, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Parent of the Parent Stock and which has not been publicly announced.
SECTION 4.28. Trading. Parent Stock is currently quoted for trading on the Over-the-Counter Bulletin Board, and Parent has received no notice that it is subject to being delisted therefrom.
ARTICLE V
DELIVERIES
SECTION 5.01. Deliveries of the Shareholder Representative.
(a) Concurrently herewith, the Shareholder Representative is delivering to Parent
(i) this Agreement executed by the Shareholder Representative together with the Company Disclosure Schedule;
(ii) certificates representing its Company Stock; and
(iii) documentation executed by the Shareholder Representative necessary to effect the transfer of the Company Stock held by the Shareholders to Parent.
SECTION 5.02. Deliveries of Parent.
(a) Concurrently herewith, Parent is delivering:

(i) to the Shareholder Representative and to the Company, a copy of this Agreement executed by Parent, together with the Parent Disclosure Schedule;
(ii) to the Company, a certificate from Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of Parent approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect;
(iii) to the Company, a written consent of the Board of Directors authorizing and approving (1) the amendment of the Parent Charter to change Parent’s name to “International Stem Cell Corporation” and increasing the total number of authorized shares of Parent Stock to 220,000,000 shares; (2) the amendment of the Parent Bylaws; and (3) the adoption of a Stock Option Plan, approved by the Company;
(iv) to the Company, in connection with the matters set froth in Section 5.02(a)(iii) hereof, a duly executed Information Statement on Schedule 14C (the “Information Statement”) which shall be filed prior to the Form 8-K related to the Transactions;
(v) to the Company, evidence of the appointment of Kenneth Aldrich as the Chairman of the Board of Directors of Parent and election of each of Jeff Krstich, as the Chief Executive Officer; Jeffery Janus as the President and William B. Adams as the Chief Financial Officer of Parent, effective upon execution of this Agreement by Parent;
(vi) to the Company, a letter of resignation executed by Timothy Halter providing that Mr. Halter shall resign from the Board of Directors effective upon the tenth day after the mailing of the Schedule 14f-1;
(vii) to the Company, an irrevocable letter of instruction to the transfer agent for the Parent Stock instructing such transfer agent to issue new shares of Parent Stock issued to such Shareholders as set forth on Exhibit A attached hereto, in book-entry form. It being understood that as a result of the name change and the related change in CUSIP Number, the share certificates representing the Shares shall not be issued until the name change of Parent is effective;
(viii) to the Company, the SEC Edgar Filing Codes for Parent; and
(ix) to the Company, a certificate from Parent, signed by its authorized officer certifying that the representations and warranties contained in Article IV of this Agreement are true and accurate in all material respects, as of the date hereof, with the same effect as though expressly made at the Closing, and that Parent has performed in all material respects all agreements and covenants and complied in all material respects with all conditions contained in this Agreement, as of the date hereof.

SECTION 5.03. Deliveries of the Company.
(a) Concurrently herewith, the Company is delivering to Parent:
(i) this Agreement executed by Company;
(ii) a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company Charter Documents and resolutions of the Board of Directors of the Company approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect; and
(iii) a certificate from the Company, signed by its authorized officer certifying that the representation and warranties contained in Article III hereof are true and accurate in all material respects, as of the date hereof, with the same effect as though expressly made at the Closing, and that the Company has performed in all material respects all agreements and covenants and complied in all material respects with all conditions contained in the Agreement, as of the date hereof.
SECTION 5.04. Deliveries of the Stockholder.
(a) Concurrently herewith, the Stockholder is delivering to the Company:
(i) this Agreement executed by the Stockholder;
(ii) a written consent authorizing and approving (1) the amendment of the Parent Charter to change of Parent’s name to “International Stem Cell, Inc.” and increasing the total number of authorized shares of Parent Stock to 200,000,000 shares; (2) the amendment of the Parent Bylaws; and (3) the adoption of a Stock Option Plan, approved by the Company.
ARTICLE VI
CONDITIONS TO CLOSING
SECTION 6.01. Stockholder and Company Conditions Precedent. The obligations of the Shareholders and the Company to enter into this Agreement and complete the Closing is subject, at the option of the Shareholders and the Company, to the fulfillment on or prior to the Closing Date of the following conditions.
(a) Representations and Covenants. The representations and warranties of Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Parent on or prior to the Closing Date. Parent shall have delivered to the Shareholders and the Company, a certificate, dated the Closing Date, to the foregoing effect.
(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or any Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Parent or the Company.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2005 which has had or is reasonably likely to cause a Parent Material Adverse Effect.
(d) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and Parent, on a fully-diluted basis, shall be as specified in Schedule 6.01(d) attached hereto.
(e) SEC Reports. Parent shall have filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.
(f) OTCBB Quotation. Parent shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.
(g) Deliveries of Parent. The deliveries specified in Section 5.02 shall have been made by Parent.
(h) Deliveries of the Stockholder. The deliveries specified in Section 5.04 shall have been made by the Stockholder.
(i) No Suspensions of Trading in Parent Stock; Listing. Trading in the Parent Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Parent) at any time since the date of execution of this Agreement, and the Parent Stock shall have been at all times since such date listed for trading on a trading market.
SECTION 6.02. Parent Conditions Precedent. The obligations of Parent to enter into and complete the Closing is subject, at the option of Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Parent in writing.
(a) Representations and Covenants. The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Company on or prior to the Closing Date. The Company shall have delivered to Parent, if requested, a certificate, dated the Closing Date, to the foregoing effect.
(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Parent.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2005 which has had or is reasonably likely to cause a Company Material Adverse Effect.
(d) Deliveries. The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholder Representative and the Company, respectively.
(e) Audited Financial Statements and Form 10 Disclosure. The Company shall have provided Parent and the Shareholders with reasonable assurances that Parent will be able to comply with its obligation to file a current report on Form 8-K within one (1) business days following the Closing containing the requisite audited consolidated financial statements of the Company and the requisite Form 10-type disclosure regarding the Company.
(f) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and Parent, on a fully-diluted basis, shall be as specified in Schedule 6.01(d) attached hereto.
ARTICLE VII
COVENANTS
SECTION 7.01. Preparation of the 14f-1 Notice; Information Statement; Blue Sky Laws.
(a) As soon as possible following the date of this Agreement and in any event, within one business day hereafter, the Company and Parent shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. Parent shall cause the 14f-1 Notice to be mailed to the Parent’s stockholders as promptly as practicable thereafter.
(b) As soon as possible following the date of this Agreement and in any event, within one business day hereafter, the Company and Parent shall prepare and file with the SEC the Information Statement on Schedule 14C in connection with the matters set forth in Sections 5.02(a)(iii) and 5.04(b) of this Agreement. Parent shall cause the 14f-1 Notice together with the Information Statement to be mailed to Parent’s stockholders as promptly as practicable thereafter.
(c) Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in connection with this Agreement.

SECTION 7.02. Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
SECTION 7.03. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses, whether or not this Agreement is consummated.
SECTION 7.04. Continued Efforts. Each party hereto shall use commercially reasonable efforts to (i) take all action reasonably necessary to consummate the Transactions, and (ii) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.
SECTION 7.05. Conduct of Business. During the period from the date hereof through the Closing Date, Parent and the Company shall carry on their respective businesses in the ordinary and usual course consistent with past practice.
SECTION 7.06. Exclusivity. Parent shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Parent, or any assets of Parent (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Parent shall notify the Company immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
SECTION 7.07. Filing of 8-K and Press Release. Parent shall file, within one business day of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company. In addition, Parent shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Closing Date, announcing the closing of the Transactions.
SECTION 7.08. Furnishing of Information. As long as the Stockholder owns the Shares, Parent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the date hereof pursuant to the Exchange Act. As long the Stockholder owns Shares, if Parent is not required to file reports pursuant to such laws, it will prepare and furnish to the Stockholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Stockholder to sell the Shares under Rule 144. Parent further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

SECTION 7.09. Integration. The Company shall not, and shall use its best efforts to ensure that no affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the acquisition of the Shares by the Shareholders pursuant to the Agreement, or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any trading market in a manner that would require stockholder approval of the sale of the securities to the Shareholders.
SECTION 7.10. Limitation on Issuance of Future Priced Securities. During the six months following the Closing, Parent shall not issue any “Future Priced Securities” as such term is described by NASD IM-4350-1.
SECTION 7.11. Non-Public Information. Each of the Company and Parent covenant and agree that neither it nor any other person acting on their behalf will provide any person information that the Company or Parent believes constitutes material non-public information, unless prior thereto such person shall have executed a written agreement regarding the confidentiality and use of such information. Each of the Company and Parent understands and confirms that each Shareholder shall be relying on the foregoing representations in effecting transactions in securities of Parent.
SECTION 7.12. Listing of Securities. Parent agrees, (i) if Parent applies to have the Parent Stock traded on any other trading market, it will include in such application the Shares, and will take such other action as is necessary or desirable to cause the Shares to be listed on such other trading market as promptly as possible, and (ii) it will take all action reasonably necessary to continue the listing and trading of Parent Stock on a trading market and will comply in all material respects with Parent’s reporting, filing and other obligations under the bylaws or rules of the trading market.
ARTICLE VIII
INDEMNIFICATION
SECTION 8.01. Indemnification of Company and the Shareholders. Each of Parent and the Stockholder shall indemnify and hold the Company and each of the Shareholders and their directors, officers, shareholders, partners, employees and agents (each, a “Company Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Company Indemnified Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by Parent or the Stockholder in this Agreement or any of the documents contemplated herein. In addition to the indemnity contained herein, Parent will reimburse each Company Indemnified Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.
SECTION 8.02. Indemnification of Parent and the Stockholder. The Company shall indemnify and hold Parent and the Stockholder and their directors, officers, shareholders, partners, employees and agents (each, an “Parent Indemnified Party”) harmless from any and all Losses that any such Parent Indemnified Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in this Agreement or any of the documents contemplated herein
SECTION 8.03. Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VIII. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Parent, to:
BTHC III, Inc.
12890 Hilltop Road
Argyle, Texas 76226
Attention: Timothy Halter
Facsimile: (972) 233-0300

If to the Company or the Shareholder Representative, to:
International Stem Cell Corporation
2595 Jason Court
Oceanside, California 92056
Attention: Jeff Krstich
Facsimile: (760) 940-6387
with a copy to:
Katten Muchin Rosenman, LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Eric A. Klein
Facsimile: (310) 712-8234
SECTION 9.02. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Shareholders holding a majority of the Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered to all Shareholders who then hold Shares.
SECTION 9.03. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.
SECTION 9.04. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, Parent and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 9.05. Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire Shares pursuant to this Agreement was been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.
SECTION 9.06. Limitation of Liability. Notwithstanding anything herein to the contrary, each of Parent and the Company acknowledge and agree that the liability of a Shareholder arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.
SECTION 9.07. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
SECTION 9.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.
SECTION 9.09. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.
SECTION 9.10. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and schedules attached hereto, (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (ii) are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 9.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
SECTION 9.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
[Signature Page Follows]

The parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.
Parent:

BTHC III, INC., a Delaware corporation

By:
Name: Timothy Halter
Title: CEO and President
The Stockholder:

HALTER FINANCIAL INVESTMENTS, L.P.,
a Texas limited partnership

By:	Halter Financial Investments, GP, LLC,
the general partner

By:
Name: Timothy Halter
Title: Member
The Company:

INTERNATIONAL STEM CELL CORPORATION,
a California corporation

By:
Name: Jeff Krstich
Title: Chief Executive Officer
The Shareholder Representative:

Name: Kenneth Aldrich
[Signature Page to Share Exchange Agreement]